Exhibit 10.1

CONFIDENTIAL SEVERANCE, SETTLEMENT AND
NON-DISPARAGEMENT AGREEMENT AND GENERAL RELEASE

This Confidential Severance, Settlement and Non-Disparagement Agreement and General Release (the “Agreement”) is made and entered into by and between Philip J. Young, residing at 2871 N. Ocean Blvd #D518, Boca Raton, FL (hereinafter “Employee”) and Exactus, Inc., a Nevada corporation, located at 80 NE 4th Avenue, Suite 28, Delray Beach, FL 33483 and all affiliates and subsidiaries (hereinafter collectively the “Company”).

WHEREAS:

A.
The Employee has been employed with the Company.

B.
The Employee agrees to resign from all positions with the Company and any of its subsidiaries, including as director and officer (Chairman of the Board of Directors and Chief Executive Officer) voluntarily and Company is desirous of accepting such voluntary resignations of the Employee.

C.
The Company and Employee have entered into a Stock Option Agreement, which are subject to the terms and conditions of the Company’s Stock Option Plan(s) and the Stock Option Grant Agreement (collectively the “Stock Agreements”) and under such Stock Agreements;

D.
The Employee and Company now desire to settle fully and finally any and all differences between them, including, but not limited to, any and all claims that the Employee may have had, claims to have had, now has, may claim to have, or which may hereafter accrue.

E.
Employee acknowledges that as of the date on which Employee signs this Agreement (the “Execution Date”), Employee is waiving any and all rights and claims described in this Agreement in exchange for consideration;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree to be legally bound by the following terms and conditions, which constitute full settlement of any and all disputes between them:

1. Recitals; Effective Date. The Recitals set forth above are true, accurate, and correct, and are incorporated into this Agreement by this reference and made a material part of this Agreement. This Agreement shall become effective as set forth in Section 8(j) (the “Effective Date”).

2. Termination. Effective as of July 31, 2019 (the “Termination Date”), the Employee resigned as an employee, officer and director of the Company without “Good Reason” as defined under and pursuant to Employee’s Employment Agreement dated as of December 1, 2019, as amended by that certain First Amended Employment Agreement dated as of March 4,

2019 (collectively, the “Employment Agreement”), and Employee and the Employment Agreement are hereby terminated and of no further force and effect such as otherwise expressly set forth herein.

3. Company’s Consideration. Subject to Employee complying with all of Employee’s obligations under this Agreement, as full, sufficient and complete consideration for Employee’s promises and releases, the Company will perform the following:

(a)
Severance. In consideration of the termination hereunder, the Company has agreed to pay the Employee a sum equal to 6 months’ Base Salary equal to $75,000 on the terms and conditions set forth herein as severance (“Severance”). The Severance will be paid as follows:

1.
Within ten days of the execution of this Agreement, the Company agrees to the pay sum of $37,500 to the Employee; and
2.
Commencing on September 15, 2019 and the 15th day of each month thereafter through February 15, 2020, the sum of $6,250 per month for 6 months for an aggregate payment equal to $37,500.
3.
The foregoing Severance shall be subject to deduction for withholding, social security and Medicare taxes.
4.
Notwithstanding the foregoing, in the event of any breach of this Agreement, the Release (as defined in Section 5) or any agreement, representation or warranty by Employee, the Company, after providing written notice of such breach to the Employee, shall have the right to cease making any further payments of the Severance, and the Company shall be entitled to set-off from all amounts due and owing to Employee any and all amounts due from Employee to Company. The Employee shall have the right to challenge the Company’s actions as breach of this Agreement.

4. Additional Consideration by Company. In addition to the Severance, the Company and Employee have agreed to the following consideration on the terms set forth below:

(a)
Vacation Pay: The Company shall pay the Employee a sum equal to 2 weeks’ vacation pay based on Employee’s Base Salary, subject to deduction for withholding, social security and Medicare taxes, payable within ten days of the execution of this Agreement;

(b)
COBRA Benefits: The Employee may continue coverage with respect to the Company’s group health plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for himself and each of his “Qualified Beneficiaries” as defined by COBRA (“COBRA Coverage”). The Company shall reimburse the amount of any COBRA premium paid for COBRA Coverage timely elected by and for the Employee and any Qualified Beneficiary of the Employee, and not otherwise reimbursed, during the period that ends on the earliest of (i) the date the Executive or the Qualified Beneficiary, as the case may be, ceases to be eligible for COBRA Coverage, (ii) the last day of the consecutive eighteen (18) month period following the date of the Employee’s termination of employment and (iii) the date the Employee or the Qualified Beneficiary, as the case may be, is covered by another group health plan. To reimburse any COBRA premium payment under this paragraph, the Company must receive documentation of the COBRA premium payment within ninety (90) days of its payment;

(c)
Expense Reimbursement: The Company has agreed to pay the Employee 90% of the expense reimbursements submitted by Employee to the Company prior to August 7, 2019, subject to the Company performing an audit of the Employee’s expense reports, which audit the Company shall complete within 30 days of the execution date of this Agreement. If at the end of 30 days, the Company has no objection to the Employee’s expense reports, the Company shall then promptly pay to the Employee the remaining 10% of the expenses submitted by Employee. In the event the Company has any objection to the Employee’s prior expense reports, then the Company shall notify the Employee of its objections and shall not pay the Employee any portion held back until the Employee and the Company resolve the differences raised by the Company in its audit of the Employee’s expenses. If the Employee and the Company are unable to resolve the Company’s objections after 30 days, then the Employee may avail himself of all legal remedies. The Company shall have no obligation to pay the remaining balance or any portion thereof to Employee until such time as the matter is fully resolved.

(d)
Stock Options: The Parties agree that for purposes of determining the number of stock options of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, Employee will be considered to have vested only up to the Termination Date. Employee acknowledges that, as of the Termination Date, Employee has 209,375 vested options and no more. The exercise of Employee’s vested stock options shall continue to be governed by the terms and conditions of the Company’s Stock Agreements.

(e)
Bonus: Employee acknowledges that no bonus or other compensation of any kind shall be due to Employee except as expressly set forth in this Agreement;

(f)
Employee Note: The Company shall repay the loan, in full, Employee made to the Company in the amount of $21,000, plus $1,768.54, which represents interest accrued at the rate of 8% per annum from June 27, 2018 through August 16, 2019 simultaneously with the date the Severance is paid;

(g)
Credit Card: The Company shall cease using the Employee’s personal credit card for Company expenses;

(h)
D & O Insurance: The Company shall comply with its policies in connection with director and officer insurance for former executives;

(i)
Transition Services: The Employee will agree to provide the Company with transition services, as may be requested by the Company from time to time, at no cost to the Company for a period equal to 6 months from the date of this Agreement; provided however, that in the event the Company seeks to utilize more than 10 hours of Employee’s time in any monthly period for each of the 6 months for substantive matters such as but not limited to attending conferences, providing company presentations to third parties or other matters requested by the Company, then the Company agrees to provide the Employee with payment as an independent contractor at the rate of $120 per hour, not to exceed the sum of $750 in any given day. Such payments will be made to the Employee within 30 days of Employee submitting an invoice to the Company for such services.

(j)
Lock-Up. Employee shall execute a lockup agreement (the “Lock-Up Agreement”) within 10 days of the date of this Agreement in connection with all stock or other securities the Employee owns as of the date of this Agreement under which Employee shall agrees not to sell, transfer, assign, dispose of or otherwise convey his shares for a period of 6 months from the date of this Agreement (the “Lock-Up Period”). The Lock-Up Agreement shall provide that upon the expiration of the Lock-Up Period, the Employee agrees that he will be subject to volume restrictions under which he agrees that he will not sell more than 15% of the average daily volume per week as reported by Bloomberg for the Company’s principal exchange for a period of 6 months following the Execution Date. The Company agrees to provide a legal opinion from the Company’s securities counsel within 3 business days following the Lock-Up Period to remove restrictions to Employee’s shares subject to compliance with securities laws.

5.
Release of Claims by Employee.

(a)
Except for the consideration set forth in Section 3 and Section 4 hereof, Employee acknowledges and agrees that he has already received all wages, bonuses and other monies due him from Company, and specifically acknowledges and agrees that, he is not entitled to any unpaid wages, commissions, bonuses, unreimbursed business expenses, accrued vacation pay, sick pay, compensatory time off, personal time off and/or other similar benefits or compensation of any kind.

(b)
Employee hereby acknowledges, for himself and his heirs, full and complete satisfaction of, and does hereby release and discharge Company, its subsidiaries, shareholders, directors, officers, employees, attorneys, and agents, from any and all claims of every type, nature, kind or description, known or unknown, which he now has or may hereafter have, by reason of any matter from the beginning of time to the date hereof, including, but not limited to, of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which the Parties ever had, now has, or hereafter may have on account of Employee’s employment with the Company, the termination of his employment with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the execution of this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any kind; breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Equal Pay Act of 1963, as amended (“EPA”); the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Florida Civil Rights Act, as amended et seq.; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys' fees, incurred in any of these matters (the “Release”). The Company acknowledges, however, that Employee does not release or waive any rights to contribution or indemnity under this Agreement to which he may otherwise be entitled. The Company also acknowledges that Employee does not release or waive any claims, and that he retains any rights he may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the Termination Date pursuant to the terms of any Company- sponsored benefit plan governed by ERISA.

(c)
Employee understands that there is a risk that subsequent to the execution of this Agreement, the Employee may discover facts different from or in addition to the facts which he now knows. It is understood that the Release herein shall be, and remain in effect as, a full and complete general release, notwithstanding the discovery of different or additional facts. The provisions of this Release may be pleaded as a full and complete defense to, and may be used as the basis for any injunction against, any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of this Release.

(d)
This Release also includes, to the fullest lawful extent, any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, promissory estoppel, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, assault, battery, false imprisonment, intentional interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, negligent supervision, or negligent retention, defamation, intentional or negligent misrepresentation, fraud, and any and all other common law causes of action or federal, state or local laws and regulations relating to employment, employment termination, employment discrimination, harassment (including sexual harassment), and/or retaliation, wages, hours, employee benefits, compensation, and any and all claims for attorneys’ fees and costs, pursuant to or arising under any such law or order.

(e)
If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, that provision shall be severable and this Release shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

6.
Confidentiality/Disparagement.

(a)
As a paramount condition to Company’s execution of this Agreement, Employee expressly agrees that he will not either directly or indirectly, either on his own account or jointly with or as a manager, agent, officer, director, employee, consultant, partner, joint venturer, owner or otherwise on behalf of any person, firm or corporation divulge or communicate to any person any “Trade Secrets”, which shall mean any information concerning any confidential or proprietary information, customer lists, business and contractual arrangements, financial, pricing, marketing, servicing, processing and any other trade secrets or secret or confidential information of the Company which gives the Company an opportunity to claim competitive advantage or have economic value, unless otherwise expressly agreed in writing by the Company.

(b)
Employee agrees that he will not make any derogatory, disparaging or false statements, remarks or communications about Company, and all past, present and future officers, employees, shareholders and representatives of Company, and/or its parent companies and their affiliates to any customers, vendors, suppliers, officers, agents, employees, consultants, partners or other persons with any relationship to the Company or any affiliates of the Company.

(c)
Company agrees that it will not make any derogatory, disparaging or false statements, remarks or communications about Employee. Notwithstanding the foregoing, under no circumstances will Company be liable for statements, remarks or communications made by individuals no longer affiliated with Company at the time of the statements, remarks or communications. All inquiries received by Company with respect to Employees’ employment will be handled in a manner consistent with Company’s company policy of providing minimal information on former employees, and, consistent with that policy, no derogatory information will be disseminated regarding Employees.

(d)
Employee further agrees that after the date hereof, he will not contact or solicit any employees, partners, officers, customers, vendors, suppliers, agents or other persons with any relationship to the Company or any affiliates of the Company for any purpose having to do with the Company or its affiliate or their business in any respect.

(e)
Employee acknowledges and affirms that the Confidentiality Provisions of Section 13 and the Non-Competition and Non-Solicitation provisions of Section 14 of the Employment Agreement (including, without limitation, all “Clawback Rights”) shall survive the Termination Date and continue to be in full force and effect.

(f)
In the event the Employee violates any of the provisions in Section 5 hereof, the Company may avail itself of any of the following legal remedies, including but not limited to the following:

1.
Cease all payments due under Sections 3 and 4 hereof which had not yet been paid to Employee;

2.
Employee hereby agrees to re-pay to the Company any and all sums already paid to Employee under Sections 3 and 4 hereof and the Company will have the right to enforce this collection in any court;

3.
Seek all damages incurred by the Company including damages for injury to the Company’s business reputation, and including but not limited to legal fees and costs incurred by the Company in connection with its enforcement of the terms of this agreement;

4.
Seek injunctive or other equitable relief to restraint the Employee from continuing to violate the provisions of this agreement; and

5.
Such other legal remedies as the Company may have.

7.
Representations and Other Covenants.

(a)
Employee represents that at all times during his employment with the Company, the Employee has complied with all laws, rules and regulations of any government agency that has jurisdiction over the Company, all public reports that have been filed with the Securities and Exchange Commission are accurate and complete in all material respects, and that he is not aware of any improper, illegal or questionable affairs involving the Company, its reporting, or public announcements, or the activities or affairs of any of its shareholders, officers, directors, employees, agents, attorneys or advisers at any time during the term of his employment.

(b)
Within 5 days of the execution of this Agreement, the Employee shall deliver to the Company a full list of all contracts and obligations Employee has made with third parties and return of all Company property, keys, records, documents or other materials that are in Employee’s possession.

(c)
Subject to the provisions of Section 4(i) hereof, the Employee will assist and cooperate with the Company as may be requested by the Company to ensure a smooth transition to a new CEO, to assist the Company in presenting at investor presentations or conferences, including if travel is required, and otherwise provide such advice or assistance as the Company requests. Employee will reports to the President of the Company, Emiliano Aloi.

(d)
All unvested options, stock, restricted stock units or other securities granted to Employee are hereby terminated and cancelled effective immediately and of no further force and effect, subject to Employee’s right to exercise any vested options as provided in Employee’s Option Award Agreement within 30 days from the Termination Date.

(e)
Employee agrees to assist the Company in obtaining a full release and settlement from Krassen Demitrov and assisting the Company in potentially assigning its rights to the Fibrilizer/Matrilizer product to a new company no later than November 1, 2019 the “Assignment Triggers”). In the event the foregoing are achieved with the Employee’s full assistance and cooperation, the Company will pay Employee 10% of the net proceeds received by the Company upon closing of the foregoing assignment. In the event the foregoing Assignment Triggers are not met then the Company will have no further obligation to Employee in connection therewith.

8.
Miscellaneous.

(a) THE PARTIES EXPRESSLY AGREE THAT THIS DOCUMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO. This Agreement is executed without reliance on any promise, warranty or representation by any Party, or any representative of any Party, other than those, if any, expressly contained herein. It is the intent of this Agreement to constitute an integration of the entire Agreement between the Parties, superseding all the previous negotiations, promises, covenants, agreements and representations. This Agreement may be changed or modified, or any provisions hereof waived, only by a writing signed by the Party against whom enforcement of any waiver, change or modification is sought.

(b) THE TERMS OF THIS AGREEMENT ARE CONFIDENTIAL, and are not to be discussed or disclosed to any persons, except insofar as may be necessary in the conduct of the Parties' business and financial affairs, and as may be required by law.

(c) This Agreement is the product of negotiation among the parties hereto and represents the jointly conceived, bargained for and agreed upon language mutually determined by the parties to express their intentions in entering into the Agreement. Any ambiguity or uncertainty in this Agreement shall be deemed to be caused by, or attributable to, all parties hereto collectively. In any action enforce or interpret this Agreement, the Agreement shall be construed in a neutral manner in accordance with its fair meaning, and no term or provision of this Agreement or the Release as a whole, shall be construed more or less favorable to any one party, or a group of parties, to this Agreement.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. A facsimile or e-mailed signature will have the same force and effect as an original signature.

(e) Any failure by any Company to insist upon the strict performance by the Employee of any of the provisions of this Agreement shall not be deemed a waiver of any of the provisions of this Agreement, and the Company, notwithstanding such failure, shall have the right thereafter to insist upon the specific performance of any and all of the provisions of this Agreement. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party or parties against whom such waiver is charged.

(f) Any amendment or modification of this Agreement must be in writing and signed by the party or parties intending to be bound thereby.

(g) In the event any dispute, controversy or claim arises out of or in connection with this Agreement or the Claims released in this Agreement, the prevailing party shall be entitled to all reasonable attorneys’ fees, costs, and expenses at all trial and appellate levels, including attorneys’ fees, costs, and expenses incurred in connection with determining the amount of an award of reasonable attorneys’ fees.

(h) This Agreement shall be interpreted, construed, and governed by the laws of the State of Florida without regard to any choice of law or conflict of law provisions that would cause the application of laws of any jurisdiction other than the State of Florida. Any action or proceeding relating to or arising out of this Agreement shall solely and exclusively be brought in the Florida court of competent jurisdiction and venue shall solely and exclusively be in Palm Beach County, Florida.

THE EMPLOYEE HEREBY WAIVES AND COVENANTS THAT HE OR SHE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE EMPLOYEE AGREES THAT ANY COMPANY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BY THE EMPLOYEE IRREVOCABLY TO WAIVE HIS OR HER RIGHT TO TRIAL BY JURY IN ANY ACTION WHATSOEVER RELATING TO THIS AGREEMENT, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(i) Employee understands that this Agreement involves the relinquishment of his legal rights, and that he has the right to, and has been given the opportunity to, consult with an attorney of his choice. Employee acknowledges that he has been (and hereby is) advised by Company that he should consult with an attorney prior to executing this Agreement. Employee acknowledges that he has not been discouraged or dissuaded from consulting with an attorney by Company prior to his execution of this Agreement.

(j) Binding Effect. This Agreement will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the ADEA, Employee’s waiver of ADEA claims under this Agreement is subject to the following: the Employee may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if the Employee so desires. The Employee may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. The Employee’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following the Employee’s signing of this Agreement. The Employee may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following the Employee’s signing of this Agreement to: Bruce C. Rosetto, Esq., Greenberg Traurig, P.A., 5100 Town Center Circle, Suite 400, Boca Raton, FL 33486. In the event that the Employee revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Company to provide the payments and benefits set forth in Section 2 of this Agreement shall be null and void. The Employee further understands that if the Employee does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

THE EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above and agree to be bound to the terms of this Agreement on the terms and conditions set forth herein.

EMPLOYEE:

DATED: August 15, 2019	/s/ Philip J. Young Philip J. Young
DATED: August 15, 2019	EXACTUS, INC. By: /s/ Emiliano Aloi Name: Emiliano Aloi Title: President